Exhibit 99.1

SeaWorld Entertainment, Inc. Reports Second Quarter and First Half 2017 Results

ORLANDO, Fla., Aug. 8, 2017— SeaWorld Entertainment, Inc. (NYSE: SEAS), a leading theme park and entertainment company, today reported its financial results for the second quarter and first half of 2017.

Overview

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Attendance in the second quarter of 2017 was up by approximately 138,000 guests compared to the prior year quarter, and benefited from the shift in the timing of Easter but was largely offset by a decline in U.S. domestic (defined as guests outside of a 300 mile radius) and international attendance. Results for the first half of 2017 provide a more meaningful comparison to the prior year period due to the Easter shift. Attendance for the first half of 2017 was down by approximately 353,000 guests compared to the first half of 2016 and was primarily impacted by an overall decline in U.S. domestic and international attendance, which was largely concentrated at the company’s SeaWorld parks in Orlando and San Diego.

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The company believes that the decline in U.S. domestic attendance, particularly at its SeaWorld Orlando park, was primarily driven by the combined impact of reduced national advertising and competitive pressures. In addition, the company believes SeaWorld San Diego was further impacted by public perception issues which have resurfaced since the company reduced marketing spend on its reputation campaign.

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These factors were partially offset by improved attendance from guests within a 300 mile radius for the company’s Orlando, Tampa, and San Antonio markets. Additionally, season pass sales to date are up in all major markets outside of California. Although attendance at the SeaWorld San Diego park is still down overall, attendance from the local San Diego market has improved since the company’s new rides and attractions opened in the second quarter, and this trend has continued through the end of July.

•	Net loss of $237.0 million for the first half of 2017 includes a non-cash goodwill impairment charge of $269.3 million.
•	The company expects to achieve its targeted $40 million in net cost savings by the end of 2018, and is identifying additional areas for cost reduction.
•	The company has updated its Adjusted EBITDA[1] guidance for the full-year 2017 to be in a range of $280 million to $310 million. See “Guidance” section which follows for a further discussion.

“While we are making progress in key areas of our plan, we are not satisfied with our results for the quarter,” said Joel Manby, President and Chief Executive Officer of the company. “This quarter provided us with an understanding of what is working and where we need to make adjustments. We are increasing our investment in national advertising to generate sufficient awareness of our brand attributes and strong new rides and attractions, developing a new national marketing campaign emphasizing our distinct experiences, and reinvesting in our reputation messaging to target perceptions in key markets, particularly California. We will offset this increased advertising with additional cost reductions.

“In the first half of 2017, attendance increased from guests within 300 miles of our Orlando, Tampa, and San Antonio markets, and season pass sales to date for all major markets outside of California are up – which we believe is due to the favorable reception of our new attractions and demonstrates our strong appeal with the guests most familiar with our brand, our mission and our attractions. We are committed to our capital investment strategy and will continue to invest in new rides, attractions, and festivals across our parks. At the same time, we are maintaining our rigorous cost discipline, and while we are on schedule to achieve our targeted $40 million in net cost savings by the end of 2018, we are identifying an additional $25 million in potential savings, which we believe could be saved outright or reinvested in our marketing efforts. We believe our plan, with the changes we are making, is the right one and we are committed to working tirelessly to achieve our goals.”

Second Quarter 2017 Results

During the second quarter of 2017, the company generated revenue of $373.8 million, an increase of $2.6 million, or 1%, compared to the second quarter of 2016. The increase in revenue reflects an increase in attendance for the quarter, due primarily to the shift in the timing of Easter into the second quarter of 2017. The company reported a net loss of $175.9 million, or a loss of $2.05 per diluted share in the second quarter of 2017. Net loss for the second quarter of 2017 includes a non-cash goodwill impairment charge of $269.3 million related to the full impairment of goodwill for the company’s SeaWorld Orlando park. In the second quarter of 2016, the company generated net income of $17.8 million, or $0.21 per diluted share.

Adjusted EBITDA, was $104.2 million, an increase of $20.4 million, or 24%, compared to Adjusted EBITDA of $83.8 million in the second quarter of 2016. Net cash provided by operating activities was $98.9 million in the second quarter of 2017 compared to $79.5 million in the prior year second quarter.

[1] This earnings release includes Adjusted EBITDA and Free Cash Flow which are metrics that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. ("GAAP"). See "Statement Regarding Non-GAAP Financial Measures" section and the financial statement tables for the definitions of Adjusted EBITDA and Free Cash Flow and the reconciliation of these measures for historical periods to their respective most comparable financial measures calculated in accordance with GAAP. Also, see “Guidance” section.

Attendance in the second quarter benefited from the shift in the timing of Easter into the second quarter of 2017, which was largely offset by a decline in U.S. domestic and international attendance, mainly concentrated at the company’s SeaWorld parks in Orlando and San Diego. In addition, SeaWorld San Diego was further impacted by a decline in attendance from the Southern California market. The company believes the decline in U.S. domestic attendance, particularly in Orlando, results primarily from the combined impact of reduced national advertising and competitive pressures. The company believes that attendance at its SeaWorld San Diego park was additionally impacted by public perception issues which have resurfaced since the company reduced marketing spend on its reputation campaign. To address the decline in U.S. domestic attendance, the company has launched a new national media campaign, introduced targeted national offers and repositioned its summer messaging to increase emphasis on its new attractions to the U.S. domestic market. The company is also relaunching its reputation campaign and increasing its marketing efforts particularly in its California markets to once again address public perceptions, share facts and correct misinformation.

Total revenue per capita (total revenues divided by attendance) declined to $61.05 in the second quarter of 2017 compared to $62.02 in the prior year second quarter. Admission per capita (admissions revenue divided by attendance) decreased by 1.8% to $36.74 in the second quarter of 2017 from $37.43 in the prior year second quarter. In-park per capita spending (food, merchandise and other revenue divided by attendance) decreased by 1.2% to $24.31 in the second quarter of 2017, from $24.59 in the prior year second quarter. These declines result from ticket product and park mix issues, which include the impact on total revenue per capita of a decline in U.S. domestic and international attendance, increased utilization of season pass products, and associated free promotional ticket offerings. These factors were partially offset by price increases in the company’s admission products.

Due to financial performance, particularly late in the second quarter of 2017, the company conducted an interim goodwill impairment test for its SeaWorld Orlando reporting unit. As a result, the company determined that the goodwill associated with its SeaWorld Orlando reporting unit was fully impaired and recorded a non-cash goodwill impairment charge of $269.3 million.

First Half 2017 Results

During the first half of 2017, the company generated revenue of $560.1 million, a decrease of $31.3 million, or 5%, compared to the same period in 2016. The company generated a net loss for the first half of 2017 of $237.0 million, or a loss of $2.77 per diluted share.  Net loss for the first half of 2017 includes a non-cash goodwill impairment charge of $269.3 million related to full impairment of goodwill for the company’s SeaWorld Orlando park. For the first half of 2016, the company generated a net loss of $66.3 million, or a loss of $0.78 per diluted share.

Adjusted EBITDA in the first half of 2017 was $73.9 million, a decrease of $4.0 million, or 5%, compared to Adjusted EBITDA of $77.8 million in the same period of 2016. Net cash flow provided by operating activities was $104.6 million in the first half of 2017 compared to $111.7 million in the first half of 2016.

The decrease in revenue was driven by a 3.8% decline in attendance along with a 1.5% decrease in total revenue per capita. Total attendance for the first half of 2017 declined by approximately 353,000 guests compared to the first half of 2016. Attendance was primarily impacted by an overall decline in U.S. domestic and international attendance, which was largely concentrated at the company’s SeaWorld parks in Orlando and San Diego. The company believes the decline in U.S. domestic attendance, particularly in Orlando, results primarily from the combined impact of reduced national advertising and competitive pressures.  In addition, SeaWorld San Diego was further impacted by a decline in attendance from its Southern California market, which the company believes was partly due to public perception issues which have resurfaced since the company reduced marketing spend on its reputation campaign. These factors were partially offset by improved attendance from guests within a 300 mile radius for the company’s Orlando, Tampa and San Antonio markets which the company believes is due to its new attractions and favorable weather when compared to the prior year period.

Total revenue per capita declined to $62.74 in the first half of 2017 from $63.72 in the first half of 2016. Admission per capita decreased by 2.1% to $38.09 from $38.89 in the prior year period. In-park per capita spending decreased to $24.65 in the first half of 2017, from $24.83 in the same period of 2016. These declines result from product and park mix issues, which include the impact on total revenue per capita of a decline in U.S. domestic and international attendance, increased utilization of season pass products, and associated free promotional ticket offerings. These factors were partially offset by price increases in the company’s admission products.

Other

As previously announced, during the quarter the company entered into a license agreement with Sesame Workshop, a New York not-for-profit corporation, which extends the company’s status as Sesame Workshop’s exclusive theme park partner in the United States. Under this agreement, a second Sesame Place theme park is scheduled to open no later than mid-2021 in the U.S., and after the opening of the second Sesame Place, the company will have the option to build additional Sesame Place theme parks in the U.S.

The agreement also makes it possible for Sesame Street characters to continue to appear at the Sesame Street lands inside the company’s Busch Gardens theme parks and SeaWorld theme parks in San Diego and San Antonio, as well as a new Sesame Street land to be built in SeaWorld Orlando by fall 2022.

Guidance

The following updated guidance is based on the company’s performance in the first half of 2017, recent developments and current management expectations. All financial guidance amounts are estimates subject to change, including as a result of matters discussed under the “Forward-Looking Statements” caption below and the company undertakes no obligation to update its guidance. The company now expects Adjusted EBITDA for 2017 to be in the range of $280 million to $310 million.

The financial statement tables that accompany this press release include a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to the applicable most comparable U.S. GAAP financial measure for the three and six months ended June 30, 2017. However, the company has not reconciled the forward-looking Adjusted EBITDA guidance range included in this press release to the most directly comparable GAAP financial measure because this cannot be done without unreasonable effort due to the seasonal nature of the company’s business and the high variability, complexity and low visibility with respect to amounts for impairments and disposition of assets, income taxes and other non-cash expenses and adjusting items which are excluded from the calculation of Adjusted EBITDA. For the same reasons, the company is unable to address the probable significance of the unavailable information, which could have a potentially unpredictable, and potentially significant, impact on its future GAAP financial results.

Conference Call

The company will hold a conference call today, Tuesday, August 8 at 9 a.m. Eastern Time to discuss its second quarter 2017 financial results. The conference call will be broadcast live on the Internet and the release and conference call can be accessed via the company’s website at www.seaworldentertainment.com by clicking on the “Investor Relations” link located on the upper right corner of that page. For those unable to participate in the live call, a replay of the webcast will be available after 12 p.m. Eastern Time August 8, 2017 via the “Investor Relations” section of www.seaworldentertainment.com. A replay of the call can also be accessed telephonically from 12 p.m. Eastern Time on August 8, 2017 through 11:59 p.m. Eastern Time on August 22, 2017 by dialing 877-344-7529 from anywhere in the U.S. or 412-317-0088 from international locations, conference code 10110598.

Statement Regarding Non-GAAP Financial Measures

This earnings release and accompanying financial statement tables include Adjusted EBITDA and Free Cash Flow, which are supplemental non-GAAP financial measures. Adjusted EBITDA and Free Cash Flow are not recognized terms under GAAP, should not be considered in isolation or as a substitute for a measure of financial performance or liquidity prepared in accordance with GAAP and are not indicative of net income or loss or net cash provided by operating activities as determined under GAAP. Adjusted EBITDA, Free Cash Flow and other non-GAAP financial measures have limitations that should be considered before using these measures to evaluate a company’s financial performance or liquidity. Adjusted EBITDA and Free Cash Flow, as presented, may not be comparable to similarly titled measures of other companies due to varying methods of calculation.

Management believes the presentation of Adjusted EBITDA is appropriate as it eliminates the effect of certain non-cash and other items not necessarily indicative of a company’s underlying operating performance. Management uses Adjusted EBITDA in connection with certain components of its executive compensation program. In addition, investors, lenders, financial analysts and rating agencies have historically used EBITDA-related measures in the company’s industry, along with other measures, to estimate the value of a company, to make informed investment decisions and to evaluate companies in the industry. The presentation of Adjusted EBITDA also provides additional information to investors about the calculation of, and compliance with, certain financial covenants in the company’s Senior Secured Credit Facilities. Adjusted EBITDA is a material component of these covenants.

The financial statement tables that accompany this press release include a reconciliation of historical non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures.

About SeaWorld Entertainment, Inc.

SeaWorld Entertainment, Inc. (NYSE: SEAS) is a leading theme park and entertainment company providing experiences that matter, and inspiring guests to protect animals and the wild wonders of our world. The company is one of the world's foremost zoological organizations and a global leader in animal welfare, training, husbandry and veterinary care. The company collectively cares for what it believes is one of the largest zoological collections in the world and has helped lead advances in the care of animals. The company also rescues and rehabilitates marine and terrestrial animals that are ill, injured, orphaned or abandoned, with the goal of returning them to the wild. The SeaWorld® rescue team has helped more than 30,000 animals in need over the last 50 years.

SeaWorld Entertainment, Inc. owns or licenses a portfolio of recognized brands including SeaWorld, Busch Gardens® and Sea Rescue®. Over its more than 50-year history, the company has built a diversified portfolio of 12 destination and regional theme parks that are grouped in key markets across the United States, many of which showcase its one-of-a-kind zoological collection. The company's theme parks feature a diverse array of rides, shows and other attractions with broad demographic appeal which deliver memorable experiences and a strong value proposition for its guests.

Copies of this and other news releases as well as additional information about SeaWorld Entertainment, Inc. can be obtained online at www.seaworldentertainment.com. Shareholders and prospective investors can also register to automatically receive the company's press releases, SEC filings and other notices by e-mail by registering at that website.

Forward-Looking Statements

In addition to historical information, this press release contains statements relating to future results (including certain projections and business trends, including the statements in the “Guidance” section of this press release) that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the “safe harbor” created by those sections. The company generally uses words such as “might,” “will,” “may,” “should,” “estimates,” “expects,” “continues,” “contemplates,” “anticipates,” “projects,” “plans,” “potential,” “predicts,” “intends,” “believes,” “forecasts,” “future”, “guidance”, “targeted” and variations of such words or similar expressions in this press release and any attachment to identify forward-looking statements. All statements, other than statements of historical facts included in this press release, including statements concerning plans, objectives, goals, expectations, beliefs, business strategies, future events, business conditions, results of operations, financial position, business outlook, earnings guidance, business trends and other information are forward-looking statements. The forward-looking statements are not historical facts, and are based upon current expectations, estimates and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond management’s control. All expectations, beliefs, estimates and projections are expressed in good faith and the company believes there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs, estimates and projections will result or be achieved and actual results may vary materially from what is expressed in or indicated by the forward-looking statements.

These forward-looking statements are subject to a number of risks, uncertainties and other important factors, many of which are beyond management’s control, that could cause actual results to differ materially from the forward-looking statements contained in this press release, including among others: a decline in discretionary consumer spending or consumer confidence; various factors beyond management’s control adversely affecting attendance and guest spending at the company’s theme parks, including the potential spread of contagious diseases; any risks affecting the markets in which the company operates, such as natural disasters, severe weather and travel-related disruptions or incidents; increased labor costs and employee health and welfare benefits; complex federal and state regulations governing the treatment of animals, which can change, and claims and lawsuits by activist groups; incidents or adverse publicity concerning the company’s theme parks; any adverse judgments or settlements resulting from legal proceedings; cyber security risks and the failure to maintain the integrity of internal or guest data; inability to protect the company’s intellectual property or the infringement on intellectual property rights of others; risks associated with the company’s cost optimization program, capital allocation plans, share repurchases and financing transactions; and other risks, uncertainties and factors set forth in the section entitled “Risk Factors” in the company’s most recently available Annual Report on Form 10-K, as such risks, uncertainties and factors may be updated in the company’s periodic filings with the Securities and Exchange Commission (“SEC”).

Although the company believes that these statements are based upon reasonable assumptions, it cannot guarantee future results and readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this press release. There can be no assurance that (i) the company has correctly measured or identified all of the factors affecting its business or the extent of these factors' likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct or (iv) the company’s strategy, which is based in part on this analysis, will be successful. Except as required by law, the company undertakes no obligation to update or revise forward-looking statements to reflect new information or events or circumstances that occur after the date of this press release or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review the company’s filings with the SEC (which are available from the SEC’s EDGAR database at www.sec.gov and via the company’s website at www.seaworldentertainment.com).

CONTACTS:

Investor Relations:

Mark Trinske

Vice President of Investor Relations

855-797-8625

Investors@SeaWorld.com

Media:

Aimée Jeansonne Becka

Vice President of Public Relations

Aimee.Jeansonne-Becka@SeaWorld.com

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	For the Three Months Ended June 30,		Change		For the Six Months Ended June 30,		Change
	2017	2016	$	%	2017	2016	$	%
Net revenues:
Admissions	$224,951	$223,979	$972	0%	$340,040	$360,905	$(20,865)	(6%)
Food, merchandise and other	148,799	147,157	1,642	1%	220,067	230,472	(10,405)	(5%)
Total revenues	373,750	371,136	2,614	1%	560,107	591,377	(31,270)	(5%)
Costs and expenses:
Cost of food, merchandise and other revenues	29,061	28,913	148	1%	43,544	45,914	(2,370)	(5%)
Operating expenses (exclusive of depreciation and amortization shown separately below and includes equity compensation of $3,918 and $526 for the three months ended June 30, 2017 and 2016, respectively and $4,854 and $9,866 for the six months ended June 30, 2017 and 2016, respectively) (a)	189,269	191,433	(2,164)	(1%)	346,593	371,726	(25,133)	(7%)
Selling, general and administrative (includes equity compensation of $7,988 and $1,935 for the three months ended June 30, 2017 and 2016, respectively and $11,166 and $22,185 for the six months ended June 30, 2017 and 2016, respectively)(b)	69,152	72,032	(2,880)	(4%)	121,570	139,386	(17,816)	(13%)
Goodwill impairment charges(c)	269,332	—	269,332	ND	269,332	—	269,332	ND
Restructuring and other related costs (d)	—	—	—	—	—	112	(112)	(100%)
Depreciation and amortization	39,500	40,708	(1,208)	(3%)	78,367	115,756	(37,389)	(32%)
Total costs and expenses	596,314	333,086	263,228	79%	859,406	672,894	186,512	28%
Operating (loss) income	(222,564)	38,050	(260,614)	NM	(299,299)	(81,517)	(217,782)	NM
Other expense (income), net	83	118	(35)	(30%)	(3)	(24)	21	88%
Interest expense	19,452	14,579	4,873	33%	37,713	29,160	8,553	29%
Loss on early extinguishment of debt and write-off of discounts and debt issuance costs (e)	123	—	123	ND	8,143	—	8,143	ND
(Loss) income before income taxes	(242,222)	23,353	(265,575)	NM	(345,152)	(110,653)	(234,499)	NM
(Benefit from) provision for income taxes	(66,372)	5,585	(71,957)	NM	(108,173)	(44,372)	(63,801)	NM
Net (loss) income	$(175,850)	$17,768	$(193,618)	NM	$(236,979)	$(66,281)	$(170,698)	NM
(Loss) earnings per share:
Net (loss) income per share, basic	$(2.05)	$0.21			$(2.77)	$(0.78)
Net (loss) income per share, diluted	$(2.05)	$0.21			$(2.77)	$(0.78)

Weighted average common shares outstanding:
Basic	85,745	85,226			85,560	84,533
Diluted (f)	85,745	85,358			85,560	84,533

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(In thousands, except per share amounts)

	For the Three Months Ended June 30,		Change		For the Six Months Ended June 30,		Change
	2017	2016	$	%	2017	2016	$	%
Net (loss) income	$(175,850)	$17,768	$(193,618)	NM	$(236,979)	$(66,281)	$(170,698)	NM
(Benefit from) provision for income taxes	(66,372)	5,585	(71,957)	NM	(108,173)	(44,372)	(63,801)	NM
Loss on early extinguishment of debt and write-off of discounts and debt issuance costs (e)	123	—	123	ND	8,143	—	8,143	ND
Interest expense	19,452	14,579	4,873	33%	37,713	29,160	8,553	29%
Depreciation and amortization	39,500	40,708	(1,208)	(3%)	78,367	115,756	(37,389)	(32%)
Goodwill impairment charges(c)	269,332	—	269,332	ND	269,332	—	269,332	ND
Equity-based compensation expense (g)	11,906	2,461	9,445	NM	16,020	32,051	(16,031)	(50%)
Other non-cash expenses (h)	696	140	556	NM	913	6,644	(5,731)	(86%)
Other business optimization costs (i)	985	961	24	2%	3,102	1,836	1,266	69%
Other adjusting items (j)	2,337	1,419	918	65%	3,308	2,822	486	17%
Other items (k)	2,112	170	1,942	NM	2,112	233	1,879	NM
Adjusted EBITDA (l)	$104,221	$83,791	$20,430	24%	$73,858	$77,849	$(3,991)	(5%)
Net cash provided by operating activities	$98,909	$79,506	$19,403	24%	$104,601	$111,737	$(7,136)	(6%)
Capital expenditures	62,620	55,378	7,242	13%	119,473	103,224	16,249	16%
Free Cash Flow (m)	$36,289	$24,128	$12,161	50%	$(14,872)	$8,513	$(23,385)	NM

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED BALANCE SHEET DATA

(In thousands)

	As of June 30, 2017	As of December 31, 2016
Cash and cash equivalents	$33,834	$68,958
Total assets	$2,173,841	$2,378,771
Long-term debt, including current maturities:
Term B-5 Loans	$995,810	$—
Term B-2 Loans	561,089	1,327,850
Term B-3 Loans	—	245,800
Revolving Credit Facility	40,000	24,351
Total long-term debt, including current maturities	$1,596,899	$1,598,001
Total stockholders' equity	$239,234	$461,215

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED OTHER DATA

(In thousands, except per capita amounts)

	For the Three Months Ended June 30,		Change		For the Six Months Ended June 30,		Change
	2017	2016	#	%	2017	2016	#	%
Attendance	6,122	5,984	138	2.3%	8,928	9,281	(353)	(3.8%)
Total revenue per capita (n)	$61.05	$62.02	$(0.97)	(1.6%)	$62.74	$63.72	$(0.98)	(1.5%)

NM-Not Meaningful

ND-Not Determinable

(a) Includes non-cash equity compensation expense, which for the three and six months ended June 30, 2017 includes approximately $2.8 million associated with certain performance-vesting restricted shares which partially vested on May 8, 2017 and in the three and six months ended June 30, 2016, includes approximately $9.0 million associated with certain performance-vesting restricted shares which vested on April 1, 2016.

(b) Includes non-cash equity compensation expense, which for the three and six months ended June 30, 2017 includes approximately $5.6 million associated with certain performance-vesting restricted shares which partially vested on May 8, 2017 and in the three and six months ended June 30, 2016 includes approximately $18.5 million associated with certain performance-vesting restricted shares which vested on April 1, 2016.

(c) Reflects non-cash goodwill impairment charges recorded in the three and six months ended June 30, 2017 related to full impairment of goodwill for the company’s SeaWorld Orlando reporting unit.

(d) Reflects restructuring and other related costs for the six months ended June 30, 2016 primarily related to severance and other employment expenses for certain positions that were eliminated in the first quarter of 2016.

(e) Reflects primarily the write-off of $8.0 million in debt issuance costs incurred on the Term B-5 Loans during the six months ended June 30, 2017.

(f) During the three months ended June 30, 2017, there were approximately 5,435,000 potentially dilutive shares excluded from the computation of diluted loss per share as their effect would have been anti-dilutive due to the company’s net loss during the period. During the three months ended June 30, 2016, there were approximately 3,942,000 anti-dilutive shares of common stock excluded from the computation of diluted earnings per share. During the six months ended June 30, 2017 and 2016, the company excluded potentially dilutive shares of approximately 5,178,000 and 4,841,000, respectively, as their effect would have been anti-dilutive due to the company’s net loss during those periods.

(g) Reflects non-cash equity compensation expenses associated with the grants of equity compensation. For the three and six months ended June 30, 2017, includes $8.4 million associated with certain performance-vesting restricted shares, a portion of which vested on May 8, 2017. For the six months ended June 30, 2016, includes $27.5 million incurred in the first quarter of 2016 associated with certain performance-vesting restricted shares which vested on April 1, 2016.

(h) Reflects non-cash expenses related to miscellaneous asset write-offs, including $6.4 million in the six months ended June 30, 2016 associated with the Blue World Project, and non-cash losses on derivatives.

(i) Reflects business optimization and other strategic initiative costs primarily composed of $1.0 million and $2.7 million of third party consulting costs incurred in the three and six months ended June 30, 2017, respectively, and $0.4 million of net separation costs permitted under the senior secured credit facilities for the six months ended June 30, 2017. Reflects business optimization and other strategic initiative costs primarily composed of $1.0 million and $1.5 million in the three and six months ended June 30, 2016, respectively, and in the six months ended June 30, 2016 also reflects $0.4 million of restructuring and related costs associated with severance and other employment expenses for certain positions eliminated in the first quarter of 2016 as a result of cost saving initiatives.

(j) Reflects primarily $2.2 million and $3.2 million product and intellectual property development costs incurred in the three and six months ended June 30, 2017, respectively, and approximately $0.1 million of state franchise taxes paid in the three and six months ended June 30, 2017. Reflects primarily $1.3 million and $2.7 million of product and intellectual property development costs incurred in the three and six months ended June 30, 2016, respectively, and approximately $0.1 million of state franchise taxes paid in the three and six months ended June 30, 2016.

(k) Reflects the impact of certain items which the company is permitted to exclude under the credit agreement governing the company’s senior secured credit facilities due to the unusual nature of the items. The credit agreement allows these items to be excluded on an after-tax basis only, and accordingly, these items are presented net of related taxes of approximately $1.3 million in the three and six months ended June 30, 2017 and $0.1 million in the three and six months ended June 30, 2016.

(l) Adjusted EBITDA is defined as net income (loss) before income tax expense, interest expense, depreciation and amortization, as further adjusted to exclude certain non-cash, and other items permitted in calculating covenant compliance under the credit agreement governing the company’s senior secured credit facilities.

(m) Free Cash Flow is defined as net cash provided by (used in) operating activities less cash capital expenditures. Management believes that Free Cash Flow is useful to investors, equity analysts and rating agencies as a liquidity measure. The company uses Free Cash Flow to evaluate its ability to generate cash flow from business operations. Free Cash Flow does not represent the residual cash flow available for discretionary expenditures, as it excludes certain expenditures such as mandatory debt service requirements, which are significant. Free Cash Flow is not defined by GAAP and should not be considered in isolation or as an alternative to net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP. Free Cash Flow as defined above may differ from similarly titled measures presented by other companies.

(n) Calculated as total revenues divided by attendance.